Exhibit 10.3
SEPARATION AGREEMENT
     This Separation Agreement (the “Agreement”), dated as of April 20, 2009 (the “Effective Date”), is entered into between Martha Stewart Living Omnimedia, Inc. (the “Company”) and Wenda Harris Millard (“Ms. Millard”).
     WHEREAS, the parties are party to an Employment Agreement dated as of September 17, 2008 (the “Employment Agreement”), pursuant to which Ms. Millard serves as the Company’s Co-Chief Executive Officer and President — Media;
     WHEREAS, Ms. Millard has informed the Board of Directors of her intention to voluntarily resign from her positions with the Company other than for Good Reason (as defined in the Employment Agreement) pursuant to the terms of this Agreement effective as of the Effective Date; and
     WHEREAS, the parties desire that, subject to the terms and conditions set forth herein, Ms. Millard shall cooperate with the Company to assist in the transition of her responsibilities;
     NOW, THEREFORE, in consideration of these premises and the mutual covenants hereinafter set forth, the parties agree as follows:
1.	(a) Ms. Millard shall:
     (i) resign as of the Effective Date (which date shall constitute the “Date of Termination” for purposes of the Employment Agreement) as the Co-Chief Executive Officer and President — Media;
     (ii) cooperate with the Company in efforts to effect an orderly transition; and
     (iii) execute and deliver the Waiver and Release of Claims within twenty-five (25) days after the Effective Date in the form attached hereto as Exhibit A (the “Waiver and Release of Claims”).
(b) The Company shall:
     (i) pay Ms. Millard in accordance with payroll practices the amount of her Base Salary (as defined in the Employment Agreement) and unused vacation time, each prorated on a daily basis, that was accrued and unpaid as of the Effective Date; and
     (ii) have amended that certain Notice of Stock Option Grant and Stock Option Agreement awarding Ms. Millard an option in respect of 330,000 shares of the Company’s Class A common stock granted on March 2, 2009 (all of which is currently unvested) (the “Option Agreement”). The Option Agreement shall have been amended to provide that the option shall terminate as to 230,000 shares on the Effective Date and remain outstanding in respect to 100,000 shares and become exercisable with respect to such 100,000 shares on the 18-month anniversary of the Effective Date (the “Amended Option Agreement”), provided that as of such anniversary date Ms. Millard is not in breach of her obligations under the Employment Agreement, including without limitation Section 10 thereof. In the event that the option in respect to 100,000 shares becomes exercisable pursuant to the Amended Option Agreement, the option shall remain exercisable for a period of 12 months from the date of vesting. In the event Ms. Millard breaches such obligations, such option will immediately terminate. Any equity-based awards granted to Ms. Millard that have become vested prior to the Effective Date shall remain outstanding in accordance with their terms.
     (c) Notwithstanding anything in the Employment Agreement to the contrary, except as explicitly provided herein Ms. Millard shall not be entitled to any further payments or benefits under the Employment Agreement except as provided herein.
     2. Subject to Section 1 of this Agreement, nothing in this Agreement shall be construed to amend or modify the terms of the Employment Agreement, including without limitation Section 10 thereof. Ms. Millard acknowledges and agrees that the voluntary termination of her employment is not a termination by the Company “without Cause” or a termination by her for “Good Reason” (each as defined in the Employment Agreement). Accordingly, Ms. Millard shall not, and is not entitled to, receive any severance payments or other benefits pursuant to the Employment Agreement or the Company’s 2008 Executive Severance Pay Plan and, except as otherwise provided in the Amended Option Agreement, no equity-based awards granted to her pursuant to the Equity Agreements (as defined under the Employment Agreement), the Option Agreement or any other equity-based award granted pursuant to the Omnibus Plan (or any predecessor plan or agreement) shall accelerate and all unvested equity awards shall be forfeited and cancelled and of no further force or effect.
     3. Ms. Millard acknowledges and agrees that her execution on the date hereof and the enforceability of the Waiver and Release of Claims is an integral part of, and a material inducement to the Company to enter into, this Agreement and agrees that in the event that either (i) Ms. Millard fails to execute and deliver to the Company the Waiver and Release of Claims within twenty-five (25) days after the Effective Date, or (ii) Ms. Millard revokes the Waiver and Release of Claims as provided in Section 9 of the Waiver and Release of Claims, the Company may in its sole and absolute discretion revoke this Agreement by giving written notice to Ms. Millard, in which event this Agreement shall be deemed null and void ab initio, as will the Amended Option Agreement.
     4. Ms. Millard’s contribution to the Company’s 401 (k) plan (the “401 (k) Plan”) will cease upon her termination pursuant to the terms of the 401(k) Plan. Ms. Millard shall be entitled to distribution and/or rollover of any vested amounts under the 401(k) Plan in accordance with the terms of the 401 (k) Plan. To the extent that Ms. Millard does not vest in any portion of the Company contribution for 2009 under the 401(k) Plan as a result of her not being employed on the last day of the plan year, Ms. Millard shall receive a separate cash payment from the Company promptly following the date the Waiver and Release of Claims becomes effective, not to exceed the amount of maximum match contribution set forth in the 401(k) Plan. Ms. Millard’s active participation in any of the Company’s employee benefit plans and arrangements shall end as of the Effective Date and she shall retain all rights to vested benefits payable in accordance with the terms of such employee benefit plans. In addition, until such time as Ms. Millard is entitled to medical benefits from another employer, but in no event for a period of longer than one (1) year from the Effective Date, the Company shall reimburse Ms. Millard for the portion of COBRA benefits Ms. Millard pays in an amount equal to the contributions that the Company would have made on her behalf had she remained an employee of the Company (i.e., Ms. Millard will not be reimbursed for that portion of the COBRA premium equal to the amount that was deducted from her payroll for such benefits when she was an employee).
     5. Promptly after the Effective Date, Ms. Millard shall submit to the Company a reimbursement request, with supporting documentation as required by the Company, for any reasonable business expenses incurred through the date hereof with respect to which Ms. Millard is entitled to be reimbursed pursuant to Section 4(b) of the Employment Agreement (“Reimbursable Expenses”) and the Company shall promptly reimburse Ms. Millard for such expenses (or pay such expenses directly if requested pursuant to the following sentence). Ms. Millard shall promptly pay any expenses that Ms. Millard incurred with respect to which the Company could be liable (e.g., expenses incurred on any corporate credit card if the Company may be liable for the payment thereof); except that Ms. Millard may request the Company to pay directly, in accordance with the Company’s policy and procedure, any Reimbursable Expenses incurred on her Company American Express Corporate Card.
     6. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement.
     7. This Agreement, the Employment Agreement, the Amended Option Agreement and the Waiver and Release of Claims constitute the complete and final agreement between the parties and supersede and replace all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement, the Employment Agreement, the Amended Option Agreement and the Waiver and Release of Claims. This Agreement may not be amended except in a writing signed by each of the parties hereto. No waiver of any right set forth in this Agreement shall be effective unless set forth in a writing signed by the party against whom the waiver is to be enforced. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of this Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law. This Agreement shall be binding upon and inure to benefit of each party’s respective successors and permitted assigns. The word “including” shall mean “including without limitation.” As used herein, the plural includes the singular and the singular includes the plural, unless such a construction of such sentence would be unreasonable. Titles and headings to Sections in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of the Agreement. The parties acknowledge that they are entering into this Agreement after consulting with counsel and based upon equal bargaining power and that the attorneys for each party have had an equal opportunity to participate in the negotiation and preparation of this Agreement. The terms of this Agreement shall not be interpreted in favor of or against any party on account of the draftsperson, but shall be interpreted solely for the purpose of fairly effectuating the intent of the parties hereto expressed herein.

     8. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. The federal and state courts located in New York County, New York, shall have sole and exclusive jurisdiction over any dispute arising out of or relating to this Agreement, and each party hereby expressly consents to the jurisdiction of such courts and waives any objection (whether on grounds of venue, residence, domicile, inconvenience of forum or otherwise), to such a proceeding brought before such a court.
     By signing below, the Company and Ms. Millard acknowledge that they have carefully read and understood the terms of this Agreement, enter into this Agreement knowingly, voluntarily and of their own free will, understand its terms and significance and intend to abide by its provisions, including the Waiver and Release of Claims, without exception.

MARTHA STEWART LIVING OMNIMEDIA, INC,

By: /s/ Charles A. Koppelman	4/21/09
Name: Charles A. Koppelman	Date
Title: Executive Chairman

/s/ Wenda Harris Millard	20 April 2009
Wenda Harris Millard	Date

Exhibit A
WAIVER AND RELEASE OF CLAIMS
1. General Release. In consideration of the Amended Option Agreement to be made pursuant to that Separation Agreement dated as of April ____, 2009 (the “Agreement”), Wenda Harris Millard (the “Employee”), with the intention of binding the Employee and the Employee’s heirs, executors, administrators and assigns, does hereby waive, release, remise, acquit and forever discharge Martha Stewart Living Omnimedia, Inc. (the “Company”) and each of its subsidiaries and affiliates (collectively, the “Company Affiliated Group”), the respective present and former directors, officers, employees, representatives, agents, attorneys, employee benefits plans (and the fiduciaries thereof) and attorneys of each of the foregoing, and the successors, predecessors and assigns of each of the foregoing (together with each member of the Company Affiliated Group, each a “Company Released Party” and collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, obligations, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees, liens and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected (an “Action”) which the Employee, individually or as a member of a class, now has, owns or holds (or may have, own or hold), or has at any time heretofore had, owned or held against any Company Released Party in any capacity arising out of facts or matters in existence on or prior to the time Employee executes this Waiver and Release of Claims, including, without limitation, any and all Actions (i) arising out of or in any way connected with the Employee’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the New York State Constitution, the New York Human Rights Law, the New York Labor Law, the New York Civil Rights Law, the New York City Human Rights Law, the New York Retaliatory Action by Employers Law, the New York Non-Discrimination for Legal Actions Law and the New York Wage and Hour Law or any other statute, laws, ordinances, or regulations of any jurisdiction, as each has been amended, excepting only:
     (a) rights of the Employee under this Waiver and Release of Claims, rights under the Agreement, and rights under the Employment Agreement that survive its termination;
     (b) rights of the Employee under any of the Equity Agreements (as defined in the Agreement);
     (c) the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;
     (d) rights to indemnification the Employee may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party, (iii) the Employment Agreement; or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

     (e) claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group in accordance with their terms.
     Employee represents and warrants that she is the sole and lawful owner of all right, title and interest in and to every Action and other matters that are being released above and that no other party has received any assignment or other right of substitution or subrogation to any such claim or matter. Employee also represents that she has the full power and authority to execute this Waiver and Release of Claims. With respect to the foregoing release, Employee hereby waives all rights or protection under section 1542 of the Civil Code of California or any similar law of any other state, territory, country or any political division thereof, to the extent applicable (such waiver is not intended to indicate that the law of any jurisdiction other than New York is applicable to this Waiver and Release of Claims). Section 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
2. Release by Company. The Company does hereby release, remise, acquit and forever discharge the Employee from any and all known Actions arising out of or in any way connected with the Employee’s service to any member of the Company Affiliated Group, except for Actions in respect of Employee’s compliance with the terms of the Employment Agreement that survive termination or Actions to which Employee has liability and would not be entitled to indemnification pursuant to Section 12 of the Employment Agreement.
3. No Admissions, Complaints or Other Claims. The Employee acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Employee also acknowledges and agrees that she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.
4. Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
5. Specific Waiver. The Employee specifically acknowledges that her acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Employee is not permitted to waive.
6. Additional Covenants.
     (a) Return of Company Material. The Employee shall, promptly after the date hereof, return to the Company all Company Material (as defined below). For purposes of this Section 6, “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including, without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, books, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates exclusively to the Employee’s compensation or employee benefits.
     (b) Cooperation. The Employee shall reasonably cooperate with the Company upon reasonable request of the Board of Directors and be reasonably available to the Company with respect to matters arising out of the Employee’s services to the Company Affiliated Group.
     (c) Injunctive Relief. In the event of a breach or threatened breach by the Employee of this Section 6, the Employee agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Employee acknowledging that damages would be inadequate or insufficient, and that in connection with seeking such injunctive relief the Company shall not be required to show any actual damage or the inadequacy of any remedy at law or to post a bond or other security.
7. Voluntariness. The Employee acknowledges and agrees that she is relying solely upon her own judgment; that the Employee is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Employee is signing this Waiver and Release of Claims of her own free will; that the Employee has read and understood the Waiver and Release of Claims before signing it; and that the Employee is signing this Waiver and Release of Claims in exchange for consideration that she believes is satisfactory and adequate. The Employee also acknowledges and agrees that she has been informed of the right to consult with legal counsel, has been encouraged to do so and has had sufficient opportunity to do so. The Employee agrees that she is not relying on any representations, whether written or oral, not set forth in this Waiver and Release of Claims, in determining to execute this Waiver and Release of Claims.
8. Complete Agreement/Amendment/Waiver/Severability/Interpretation. The Agreement, the Employment Agreement and this Waiver and Release of Claims constitute the complete and final agreement between the parties and supersede and replace all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims, the Agreement and the Employment Agreement. This Waiver and Release of Claims may not be amended except in a writing signed by each of the parties hereto. No waiver of any right set forth in this Waiver and Release of Claims shall be effective unless set forth in a writing signed by the party against whom the waiver is to be enforced. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law. This Waiver and Release of Claims shall be binding upon and inure to benefit of each party’s respective successors and permitted assigns. The word “including” shall mean “including without limitation.” As used herein, the plural includes the singular and the singular includes the plural, unless such a construction of such sentence would be unreasonable. Titles and headings to Sections in this Waiver and Release of Claims are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of the Waiver and Release of Claims. The parties acknowledge that they are entering into this Waiver and Release of Claims after consulting with counsel and based upon equal bargaining power and that the attorneys for each party have had an equal opportunity to participate in the negotiation and preparation of this Waiver and Release of Claims. The terms of this Waiver and Release of Claims shall not be interpreted in favor of or against any party on account of the draftsperson, but shall be interpreted solely for the purpose of fairly effectuating the intent of the parties hereto expressed herein.
9. Acceptance and Revocability. The Employee acknowledges that she has been given a period of twenty-one (21) days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Employee shall be advised of such longer period and such longer period shall apply. The Employee may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims shall not become effective or enforceable until seven (7) calendar days after the Employee signs it. The Employee may revoke her acceptance of this Waiver and Release of Claims at any time within that seven (7) calendar day period by sending written notice to the Company to the attention of General Counsel. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.
10. Effect of Unenforceability of Release. In the event that the Employee or any of her heirs, successors or assigns initiates an Action in respect of any portion of this Waiver and Release of Claims that is held to be null and void or otherwise determined not to be enforceable by the Company for any reason (whether as part of such Action or otherwise) then, in addition to any other remedy available to the Company hereunder, the Amended Option Agreement shall be deemed null and void.
11. Governing Law Jurisdiction. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. The federal and state courts located in New York County, New York, shall have sole and exclusive jurisdiction over any dispute arising out of or relating to this Waiver and Release of Claims, and each party hereby expressly consents to the jurisdiction of such courts and waives any objection (whether on grounds of venue, residence, domicile, inconvenience of forum or otherwise), to such a proceeding brought before such a court.

Wenda Harris Millard

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